SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

__________

FORM 8-A/A

AMENDMENT NO. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

WAUSAU PAPER CORP.

(Exact Name of Registrant as Specified in Its Charter)

Wisconsin	39-0690900
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 Paper Place Mosinee, Wisconsin	54455-9099
(Address of Principal Executive Offices)	(Zip Code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered Preferred Share Purchase Rights	Name of Each Exchange on Which Each Class is to be Registered New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.

Description of Registrant’s Securities to be Registered.

Item 1 of the Registrant’s Registration Statement on Form 8-A, dated as of October 21, 1998, and amended as of August 22, 2000, and as of October 17, 2008, is amended to insert the following as the conclusion of Item 1:

Third Amendment to Agreement

Effective March 6, 2013, the Board of Directors of the Company adopted an amendment to the Agreement to change the definition of “Acquiring Person,” as set forth in Section 1(a) of the Agreement, by inserting the following at the end of Section 1(a) of the Agreement:

; provided however that none of Starboard Value and Opportunity Master Fund LTD or any of the other entities or persons listed on Attachment A to this Agreement or any of their respective Affiliates or Associates (collectively, “Starboard”) shall be deemed to be an Acquiring Person so long as none of Starboard or any of its Affiliates or Associates beneficially owns more than the greater of 17% of the outstanding shares of Common Stock or 8,390,971 shares of Common Stock, in each case in the aggregate.

A copy of the Amendment is filed as Exhibit 4.1(c) hereto and is incorporated by reference.

Item 2.

Exhibits.

Exhibit No.	Description
4.1

Rights Agreement, dated as of October 21, 1998, between the Company and Harris Trust and Savings Bank, including the Form of Restated Articles of Incorporation as Exhibit A, the Form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, filed on October 29, 1998) (Commission File No. 001-13923).

4.1(a)

Amendment, dated as of August 22, 2000, between the Company and Harris Trust and Savings Bank (the “Rights Agent”), to that certain agreement, dated as of October 21, 1998, between the Company and the Rights Agent (incorporated by reference to Exhibit 4.1(a) to the Company’s Registration Statement on Form 8-A/A, filed on December 19, 2000) (Commission File No. 001-13923).

4.1(b)

Amendment, dated as of October 17, 2008, between Wausau Paper Corp. and Continental Stock Transfer & Trust Company (the “Rights Agent”), as successor to Harris Trust and Savings Bank, to that certain agreement dated as of October 21, 1998 between the Company and the Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on October 17, 2008) (Commission File No. 001-13923).

4.1(c)

Amendment, dated as of March 5, 2013, between Wausau Paper Corp. and Continental Stock Transfer & Trust Company (the “Rights Agent”), as successor to Harris Trust and Savings Bank, to that certain agreement dated as of October 21, 1998 between the Company and the Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on March 12, 2013) (Commission File No. 001-13923).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  March 14, 2013

WAUSAU PAPER CORP.

By

SHERRI L. LEMMER

Sherri L. Lemmer

Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1

Rights Agreement, dated as of October 21, 1998, between the Company and Harris Trust and Savings Bank, including the Form of Restated Articles of Incorporation as Exhibit A, the Form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, filed on October 29, 1998) (Commission File No. 001-13923).

4.1(a)

Amendment, dated as of August 22, 2000, between the Company and Harris Trust and Savings Bank (the “Rights Agent”), to that certain agreement, dated as of October 21, 1998, between the Company and the Rights Agent (incorporated by reference to Exhibit 4.1(a) to the Company’s Registration Statement on Form 8-A/A, filed on December 19, 2000) (Commission File No. 001-13923).

4.1(b)

Amendment, dated as of October 17, 2008, between Wausau Paper Corp. and Continental Stock Transfer & Trust Company (the “Rights Agent”), as successor to Harris Trust and Savings Bank, to that certain agreement dated as of October 21, 1998 between the Company and the Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on October 17, 2008) (Commission File No. 001-13923).

4.1(c)

Amendment, dated as of March 5, 2013, between Wausau Paper Corp. and Continental Stock Transfer & Trust Company (the “Rights Agent”), as successor to Harris Trust and Savings Bank, to that certain agreement dated as of October 21, 1998 between the Company and the Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on March 12, 2013) (Commission File No. 001-13923).

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